For More Information:
Ronald A. Miller
Executive Vice President and Chief Financial Officer
Phone: 585-786-1102

FOR IMMEDIATE RELEASE

Financial Institutions, Inc. Reports Second Quarter 2005 Results

•	Significant progress made with asset quality issues as strategic actions are taken to sell problem loans and a non core business

•	Loan sale process resulted in loss for the quarter as anticipated

WARSAW, N.Y., August 9, 2005 — Financial Institutions, Inc. (NASDAQ: FISI) (“FII”), a holding company of community banks serving Central and Western New York, today reported results for the 2005 second quarter, which ended June 30 which included the effects of strategic actions taken to improve asset quality and eliminate non-community banking focused assets. Net loss for the quarter was $12.0 million compared with net income for the same period in the prior year of $5.6 million. On a per diluted share basis, the second quarter net loss was $1.09 compared with earnings of $0.46 per diluted share for the second quarter of 2004. Net loss for the six-month period of 2005 was $9.7 million, or $0.92 per diluted share. Net income for the six-month period of 2004 was $8.2 million, or earnings of $0.66 per diluted share.

FII had previously announced a decision to sell a substantial portion of the Company’s problem credits. As a result, the Company recorded loan charge-offs of $37.0 million to the allowance for loan losses and increased the provision for loan losses to $21.9 million and $25.6 million for the second quarter of 2005 and the first six months of 2005, respectively. Also in the second quarter the Company incurred a $2.4 million loss from discontinued operations relating to a decision to sell its subsidiary, the Burke Group Inc. (BGI). BGI was reported as discontinued operations as of and for the periods ended June 30, 2005 and is expected to be sold in the third quarter of this year at its approximate carrying value at June 30, 2005.

Peter G. Humphrey, Chairman, President and CEO of Financial Institutions, Inc., stated, “We are pleased with the result of our loan sale process, as it has enabled us to make significant progress in improving our asset quality. The financial results of this quarter are complex, but also reflect the significant strides we are making strategically as evidenced by the following:

•	We have a much stronger management team.

•	We continue to add quality, experienced talent to our banks.

•	We have capital ratios that meet, or exceed, regulatory requirements. And, based on the expected results of the loan sale process, we should see measurable improvements in the quality of our loan portfolio.

•	We are focused on our core community banking business leveraging our strong, retail franchise with the friendly and comfortable service our customers have always known. The potential sale of BGI is a strategic move to maintain our focus on our community banking services within our territory.

•	We still believe there is more to be accomplished. We continue to maintain open communications with regulators regarding National Bank of Geneva and Bath National Bank. Our Board is moving forward with their assessment of consolidating two or more banks. And, we have more functional areas that can be consolidated to improve control and lower our risk profile.”

Asset Quality and Loan Sale Process

FII, during the second quarter 2005, had identified approximately $174.6 million in criticized and classified loans to be sold to improve overall loan portfolio credit quality. Before the end of the quarter, $7.3 million of those loans were settled, and the remaining $167.3 million were classified as loans held for sale at an estimated fair value less cost to sell of $131.0 million. The loan charge-offs recorded to the allowance for loan losses as a result of these actions was $37.0 million. The Company has agreements to sell or settle $79.0 million of the $131.0 million in loans held for sale. The remaining $52.0 million of loans held for sale are recorded at their estimated fair value less cost to sell and are currently being marketed. FII anticipates receiving bids for the loans prior to the end of the third quarter.

Nonperforming loans at June 30, 2005 were $17.2 million, down 65% from $49.0 million from June 30, 2004 and down 73% from $62.6 million from March 31, 2005. The significant decline in nonperforming loans was the result of the decision to sell the loans noted above. The ratio of nonperforming loans to total loans, excluding loans held for sale, was 1.67% at the end of the second quarter 2005 compared with 4.31% at December 31, 2004 and 3.77% at the end of last year’s second quarter. The ratio of nonperforming assets to total assets was 7.09% at June 30, 2005 compared with 2.56% and 2.29% at December 31, 2004 and June 30, 2004, respectively. Nonperforming assets includes $131.0 million in non-accruing loans held for sale at June 30, 2005 which are recorded at estimated fair value less cost to sell and includes no loans held for sale at December 31, 2004 or June 30, 2004. Net loan charge-offs in the second quarter of 2005 were $40.8 million including $37.0 million relating to loans transferred to held for sale. The allowance for loan losses to nonperforming loans, excluding loans held for sale, improved to 123% at the end to the second quarter 2005 from 73% at December 31, 2004 and 63% at June 30, 2004. At June 30, 2005 the allowance for loan losses as a percentage of total loans was 2.04%.

In late July, Bath National Bank (BNB) and the National Bank of Geneva (NBG) received reviews regarding the Reports of Examination (ROEs) from the Office of the Comptroller (OCC), the regulatory body to which the banks report, regarding the performance of the banks for the period ending December 31, 2004. The two banks are currently operating under formal agreement with the OCC. The review, which recognized the actions taken since the year end to address problem situations, acknowledged the efforts of management but, in the case of NBG, found that internal controls remained weak, credit risk was high and rising, and board and management supervision was unsatisfactory. It also directed for NGB to expand the scope of its independent management consultant’s review to include employees and officers of FII. Noted also in the report was management’s finding last year of two Regulation O violations involving now former board members of the bank and other new violations. The examiners noted that they would be reviewing the situations to determine if civil money penalties against the board would be warranted.

Since the end of last year several changes have occurred at NBG, which include the installment of a new bank president, a new senior lending officer, and board member changes. And, as discussed throughout, to address credit risk, the bank is involved in the sale of a large part of its problem loans.

Mr. Humphrey commented, “A primary reason for the consideration of consolidating our subsidiary banks into a single-state chartered bank is the improved measures of control we could achieve and the resulting lower overall risk profile. Our assessment of the consolidation is progressing. As the first step in the regulatory approval process required for such a consolidation, the New York State Banking Department and the Federal Reserve Bank of New York have begun a pre-application examination. ”

Discontinued operations
In June 2005, the Company determined to discontinue the operations of BGI and sell the subsidiary. The disposition is expected to occur during the third quarter of 2005. In conjunction with the discontinuance of operations, the Company recorded a provision for estimated loss on sale of BGI of $1.2 million and income tax expense on the anticipated disposition of $1.1 million. The results of BGI have been reported separately as discontinued operations in the consolidated statements of income (loss). Prior period financial statements have been reclassified to present BGI’s results as a discontinued operation.

Revenue
For the second quarter 2005 net interest income totaled $16.9 million, down $1.8 million compared with the 2004 second quarter. Average total loans including loans held for sale declined $99 million in the second quarter of 2005 compared with the prior year’s same period, while average total investment securities, federal funds sold and interest bearing deposits increased $46 million, and total interest-earning assets declined $53 million. Net interest margin was 3.56% for the second quarter of 2005 compared with 3.83% for the second quarter of 2004. The drop in net interest margin was primarily attributed to the higher level of non-accruing assets, the reversal of accrued and unpaid interest on loans placed on nonaccrual, and a shift in the mix of earning assets from loans to investments.

Net interest income for the six months ended June 30, 2005 and 2004 was $35.2 million and $37.2 million, respectively. Average interest earning assets declined $30 million for the first six months of 2005 compared with the same period in 2004. Net interest margin for the six months ended June 30, 2005 was 3.73% compared with 3.86% in the prior year. The decline in net interest margin relates to higher levels of nonperforming assets and a shift in mix from loans to investment assets. The drop in net interest income reflects a lower average earning asset base coupled with the decline in net interest margin.

Noninterest income for the second quarter and six month period of 2005 was $4.8 million and $9.7 million, respectively. This compares with noninterest income in the second quarter and first half of 2004 of

$6.4 million and $11.5 million. Last year’s second quarter and first half included a $1.2 million gain on the sale of the Company’s credit card portfolio.

Noninterest expense
Noninterest expense increased $1.8 million for the second quarter of 2005 to $16.6 million from $14.8 million for the second quarter of 2004. Salaries and benefits represent $0.8 million of the increase and legal, accounting, and other professional fees represent $0.6 million of the increase. For the first six months of 2005 noninterest expense was $33.0 million compared with $29.8 million for the same period in 2004. Salaries and benefits for the first six months of 2005 compared with 2004 increased $1.1 million, while legal, accounting, and professional fees have also increased $1.1 million. The increase in salaries and benefits primarily relates to the addition of staff in the area of credit administration and loan underwriting. The increase in legal, accounting, and professional service fees relates to activities in the area of asset quality expense, regulatory compliance, and consolidation projects. The increases in noninterest expense, excluding the losses from discontinued operations, combined with a decline in revenue, resulted in an increase in the efficiency ratio to 72.27% for the second quarter of 2005 compared with 58.11% for the second quarter of 2004.

Liabilities and Shareholders’ Equity

Currently, the Company has a $25 million term loan that requires monthly payments of interest only. At June 30, FII was in default of certain covenants in the loan agreement which have subsequently been waived by its lender. The Company has begun discussions with its lender to modify the covenants in its lending agreement, but in the meantime, has reclassified the long term debt to short term debt on its balance sheet.

Shareholders’ equity at the end of the second quarter was $169.4 million, down from $184.3 million at the end of the second quarter of last year. The decline primarily reflects the earnings impact of the actions taken by the Company to improve its asset quality.

Webcast and Conference Call
A company-hosted teleconference will be held at 11:00 a.m. eastern time on Wednesday August 10, 2005. During the teleconference, Peter Humphrey, President and CEO, and Ronald Miller, CFO, will review the financial and operating results for the period and review Financial Institutions’ corporate strategy and outlook. A question-and-answer session will follow.

The Financial Institutions conference call can be accessed the following ways:

•	The live webcast can be found at http://www.fiiwarsaw.com. Participants should go to the website 10-15 minutes prior to the scheduled conference in order to download any necessary audio software.

•	The teleconference can be accessed by dialing 303-262-2131 approximately 5-10 minutes prior to the call.

To listen to the archived call:

•	The archived webcast will be at http://www.fiiwarsaw.com. A transcript will also be posted once available.

•	A replay can also be heard by calling (303) 590-3000, and entering passcode 11034752#. The telephonic replay will be available through Wednesday August 17, 2005 at 11:59 p.m. ET.

About Financial Institutions, Inc.
FII is the bank holding company parent of Wyoming County Bank, National Bank of Geneva, Bath National Bank, and First Tier Bank & Trust with $2.1 billion in assets. Its four banks provide a wide range of consumer and commercial banking services to individuals, municipalities, and businesses through a network of 50 offices and 72 ATMs in Western and Central New York State. FII’s Financial Services Group also provides diversified financial services to its customers and clients, including brokerage, trust and insurance. More information on FII and its subsidiaries is available through the Company web site at www.fiiwarsaw.com.

Safe Harbor Statement
This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current beliefs or projections. There are a number of important factors that could affect the Company’s forward-looking statements which include the ability of the Company to implement the necessary changes to be in compliance with the formal agreements with the OCC, the effectiveness of the changes the Company is making, quality of collateral associated with nonperforming loans, the ability of customers to continue to make payments on criticized or substandard loans, the impact of rising interest rates on customer cash flows, the speed or cost of resolving bad loans, the ability to complete the sale of problem loans at recorded fair values, the ability to complete the sale of the Burke Group, Inc. at its approximate carrying value, the ability to hire and train personnel, the economic conditions in the area the Company operates, customer preferences, the competition and other factors discussed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to revise these statements following the date of this press release.

TABLES FOLLOW.

FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES
Consolidated Statements of Income and Other Data
(Dollars in thousands, except per share amounts)
(Unaudited)
	Three months ended June 30,
	2005	2004	$ Change	% Change
Interest and dividend income	$25,818	$26,414	$(596)	(2)%
Interest expense	8,960	7,717	1,243	16%

Net interest income	16,858	18,697	(1,839)	(10)%
Provision for loan losses	21,889	2,516	19,373	770%

Net interest income (loss) after provision for loan losses	(5,031)	16,181	(21,212)	(131)%

Noninterest income:
Service charges on deposits	2,934	3,047	(113)	(4)%
Financial services group fees and commissions	642	711	(69)	(10)%
Mortgage banking activities	387	601	(214)	(36)%
Gain on sale and call of securities	14	24	(10)	(42)%
Gain on sale of credit card portfolio	-	1,177	(1,177)	(100)%
Other	814	870	(56)	(6)%

Total noninterest income	4,791	6,430	(1,639)	(25)%

Noninterest expense:
Salaries and employee benefits	9,278	8,480	798	9%
Other	7,314	6,312	1,002	16%

Total noninterest expense	16,592	14,792	1,800	12%
Income (loss) from continuing operations before income taxes	(16,832)	7,819	(24,651)	(315)%
Income taxes from continuing operations	(7,264)	2,203	(9,467)	(430)%

Income (loss) from continuing operations	(9,568)	5,616	(15,184)	(270)%

Discontinued operations:
Loss from operations and impairment of discontinued subsidiary	(1,324)	(39)	(1,285)	(3,295)%
Income taxes	1,073	17	1,056	6,212%

Loss on discontinued operations, net of taxes	(2,397)	(56)	(2,341)	(4,180)%
Net income (loss)	$(11,965)	$5,560	$(17,525)	(315)%

Preferred stock dividends	$372	$374	$(2)	(1)%

Taxable-equivalent net interest income	$18,003	$19,830	$(1,827)	(9)%

Per common share data:

Basic:
Income (loss) from continuing operations	$(0.88)	$0.47	$(1.35)	(287)%
Net income (loss)	$(1.09)	$0.46	($1.55)	(337)%

Diluted:
Income (loss) from continuing operations	$(0.88)	$0.47	$(1.35)	(287)%
Net income (loss)	$(1.09)	$0.46	($1.55)	(337)%
Cash dividends declared	$0.08	$0.16	$(0.08)	(50)%

Common shares outstanding:
Weighted average shares – basic	11,294,702	11,183,193
Weighted average shares — diluted	11,294,702	11,245,386

FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES
Additional Data
(Dollars in thousands, except per share amounts)
(Unaudited)
	Three months ended
	June 30,
	2005	2004
Performance ratios, annualized
Return (loss) on average assets	(2.22)%	1.01%
Return (loss) on average common equity	(30.09)%	12.66%
Common dividend payout ratio	>100%	34.78%
Net interest margin (tax-equivalent)	3.56%	3.83%
Efficiency ratio (1)	72.27%	58.11%
Asset quality data:
Past due over 90 days and accruing	$16	$1,685
Restructured loans	—	—
Nonaccrual loans	17,168	47,333

Total nonperforming loans	17,184	49,018
Other real estate owned (ORE)	1,457	960

Total nonperforming loans and ORE	18,641	49,978
Nonaccrual loans held for sale	130,970	—

Total nonperforming assets	$149,611	$49,978

Net loan charge-offs	$40,817	$1,578
Asset quality ratios:
Nonperforming loans to total loans (2)	1.67%	3.77%
Nonperforming loans and ORE to total loans and ORE (2)	1.81%	3.84%
Nonperforming assets to total assets	7.09%	2.29%
Allowance for loan losses to total loans (2)	2.04%	2.38%
Allowance for loan losses to nonperforming loans (2)	123%	63%
Net loan charge-offs to average loans (annualized)	13.81%	0.48%
Capital ratios:
Average common equity to average total assets	7.62%	7.43%
Leverage ratio	6.76%	7.03%
Tier 1 risk-based capital ratio	11.06%	10.75%
Risk-based capital ratio	12.31%	12.01%

(1)	Ratio excludes the effects of discontinued operations.

(2)	Ratios exclude nonaccruing loans held for sale from nonperforming loans and exclude loans held for sale from total loans.

FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES
Consolidated Statements of Income and Other Data
(Dollars in thousands, except per share amounts)
(Unaudited)
	Six months ended June 30,
	2005	2004	$ Change	% Change
Interest and dividend income	$52,238	$52,731	$(493)	(1)%
Interest expense	17,011	15,576	1,435	9%

Net interest income	35,227	37,155	(1,928)	(5)%
Provision for loan losses	25,581	7,312	18,269	250%

Net interest income after provision for loan losses	9,646	29,843	(20,197)	(68)%

Noninterest income:
Service charges on deposits	5,529	5,865	(336)	(6)%
Financial services group fees and commissions	1,381	1,344	37	3%
Mortgage banking activities	864	1,124	(260)	(23)%
Gain on sale and call of securities	14	74	(60)	(81)%
Gain on sale of credit card portfolio	-	1,177	(1,177)	(100)%
Other	1,910	1,912	(2)	-%

Total noninterest income	9,698	11,496	(1,798)	(16)%

Noninterest expense:
Salaries and employee benefits	18,073	16,977	1,096	6%
Other	14,937	12,770	2,167	17%

Total noninterest expense	33,010	29,747	3,263	11%
Income (loss) from continuing operations before income taxes	(13,666)	11,592	(25,258)	(218)%
Income taxes from continuing operations	(6,483)	3,206	(9,689)	(302)%

Income (loss) from continuing operations	(7,183)	8,386	(15,569)	(186)%

Discontinued operations:
Loss from operations and impairment of discontinued subsidiary	(1,456)	(206)	(1,250)	(607)%
Income taxes	1,037	(27)	1,064	3,941%

Loss on discontinued operations, net of taxes	(2,493)	(179)	(2,314)	(1,293)%
Net income (loss)	$(9,676)	$8,207	$(17,883)	(218)%

Preferred stock dividends	$744	$748	$(4)	(1)%

Taxable-equivalent net interest income	$37,497	$39,413	$(1,916)	(5)%

Per common share data:

Basic:
Income (loss) from continuing operations	$(0.70)	$0.68	$(1.38)	(203)%
Net income (loss)	$(0.92)	$0.67	$(1.59)	(237)%

Diluted:
Income (loss) from continuing operations	$(0.70)	$0.68	$(1.38)	(203)%
Net income (loss)	$(0.92)	$0.66	$(1.58)	(239)%
Cash dividends declared	$0.24	$0.32	$(0.08)	(25)%
Book value	$13.39	$14.20	$(0.81)	(6)%

Common shares outstanding:
Weighted average shares – basic	11,272,213	11,177,082
Weighted average shares — diluted	11,272,213	11,245,792
Period end actual	11,332,368	11,195,535

FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES
Additional Data
(Dollars in thousands, except per share amounts)
(Unaudited)
	Six months ended June 30,
	2005	2004
Performance ratios, annualized:
Return on average assets	(0.91)%	0.75%
Return on average common equity	(12.70)%	9.00%
Common dividend payout ratio	>100%	47.76%
Net interest margin (tax-equivalent)	3.73%	3.86%
Efficiency ratio (1)	69.09%	58.71%
Asset quality data and ratio:
Net loan charge-offs	$43,687	$5,415
Net loan charge-offs to average loans (annualized)	7.22%	0.82%

(1)	Ratio excludes the effects of discontinued operations.

	FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES
	Consolidated Statements of Financial Condition
	(Dollars in thousands)
	(Unaudited)
	June 30,	December 31,
	2005	2004	$ Change	% Change
ASSETS
Cash, due from banks and interest-bearing deposits	$54,871	$45,249	$9,622	21%
Federal funds sold	7,805	806	6,999	868%
Investment securities	768,647	766,515	2,132	—%
Loans held for sale	133,980	2,648	131,332	4,960%
Loans	1,031,103	1,252,405	(221,302)	(18)%
Less: Allowance for loan losses	21,080	39,186	(18,106)	(46)%

Loans, net	1,010,023	1,213,219	(203,196)	(17)%
Goodwill (excludes goodwill from discontinued operations)	37,369	37,369	-	-%
Other assets	96,308	90,523	5,785	6%

Total assets	$2,109,003	$2,156,329	$(47,326)	(2)%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Demand	$276,418	$289,582	$(13,164)	(5)%
Savings, money market, and interest-bearing checking	776,093	789,550	(13,457)	(2)%
Certificates of deposit	732,591	739,817	(7,226)	(1)%

Total deposits	1,785,102	1,818,949	(33,847)	(2)%
Short-term borrowings	64,547	35,554	28,993	82%
Long-term borrowings	49,426	80,358	(30,932)	(38)%
Junior subordinated debentures issued to
unconsolidated subsidiary trust	16,702	16,702	-	-%
Other liabilities	23,820	20,479	3,341	16%

Total liabilities	1,939,597	1,972,042	(32,445)	(2)%
Shareholders’ equity:
Preferred equity	17,656	17,722	(66)	—%
Common equity and accumulated other
comprehensive income (loss)	151,750	166,565	(14,815)	(9)%

Total shareholders' equity	169,406	184,287	(14,881)	(8)%

Total liabilities and shareholders' equity	$2,109,003	$2,156,329	$(47,326)	(2)%

FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES
Consolidated Average Statements of Financial Condition
(Dollars in thousands)
(Unaudited)
	Three months ended
	June 30,
	2005	2004	$ Change	% Change
ASSETS
Cash, due from banks and interest-bearing deposits	$42,591	$43,147	$(556)	(1)%
Federal funds sold	41,932	37,387	4,545	12%
Investment securities	769,189	735,835	33,354	5%
Loans held for sale	28,043	3,250	24,793	763%
Loans	1,182,283	1,305,613	(123,330)	(9)%
Less: Allowance for loan losses	35,439	30,493	4,946	16%

Loans, net	1,146,844	1,275,120	(128,276)	(10)%
Goodwill	41,358	40,746	612	2%
Other assets	88,675	81,135	7,540	9%

Total assets	$2,158,632	$2,216,620	$(57,988)	(3)%

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits:
Demand	$271,337	$261,293	$10,044	4%
Savings, money market, and interest-bearing checking	812,904	840,419	(27,515)	(3)%
Certificates of deposit	749,713	778,605	(28,892)	(4)%

Total deposits	1,833,954	1,880,317	(46,363)	(2)%
Short-term borrowings	32,609	36,984	(4,375)	(12)%
Long-term borrowings	76,650	85,395	(8,745)	(10)%
Junior subordinated debentures issued to unconsolidated subsidiary trust	16,702	16,702	-	-%
Other liabilities	16,609	14,763	1,846	13%

Total liabilities	1,976,524	2,034,161	(57,637)	(3)%

Shareholders’ equity:
Preferred equity	17,657	17,734	(77)	-%
Common equity and accumulated other
comprehensive income (loss)	164,451	164,725	(274)	-%

Total shareholders' equity	182,108	182,459	(351)	—%

Total liabilities and shareholders' equity	$2,158,632	$2,216,620	$(57,988)	(3)%

}
FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES
Consolidated Average Statements of Financial Condition
(Dollars in thousands)
(Unaudited)
	Six months ended
	June 30,
	2005	2004	$ Change	% Change
ASSETS
Cash, due from banks and interest-bearing deposits	$42,914	$44,043	$(1,129)	(3)%
Federal funds sold	29,364	44,766	(15,402)	(34)%
Investment securities	765,480	695,600	69,880	10%
Loans held for sale	15,043	4,153	10,890	262%
Loans	1,209,702	1,314,844	(105,142)	(8)%
Less: Allowance for loan losses	37,545	29,787	7,758	26%

Loans, net	1,172,157	1,285,057	(112,900)	(9)%
Goodwill	41,364	40,683	681	2%
Other assets	87,639	79,647	7,992	10%

Total assets	$2,153,961	$2,193,949	$(39,988)	(2)%

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits:
Demand	$271,330	$256,937	$14,393	6%
Savings, money market, and interest-bearing checking	805,050	818,768	(13,718)	(2)%
Certificates of deposit	750,105	776,140	(26,035)	(3)%

Total deposits	1,826,485	1,851,845	(25,360)	(1)%
Short-term borrowings	32,332	40,692	(8,360)	(21)%
Long-term borrowings	78,056	85,732	(7,676)	(9)%
Junior subordinated debentures issued to unconsolidated subsidiary trust	16,702	16,702	-	-%
Other liabilities	17,214	14,530	2,684	18%

Total liabilities	1,970,789	2,009,501	(38,712)	(2)%

Shareholders’ equity:
Preferred equity	17,680	17,734	(54)	-%
Common equity and accumulated other
comprehensive income (loss)	165,492	166,714	(1,222)	(1)%

Total shareholders' equity	183,172	184,448	(1,276)	(1)%

Total liabilities and shareholders' equity	$2,153,961	$2,193,949	$(39,988)	(2)%